                                                                      EXHIBIT 15


November 14, 2001


Board of Directors
Sykes Enterprises, Incorporated
100 N. Tampa Street
Tampa, FL 33602

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Sykes Enterprises, Incorporated and subsidiaries for the periods ended September 30, 2001, as indicated in our report dated October 29, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, is incorporated by reference in Registration Statement Nos. 333-23681, 333-76629, 333-88359, and 333-73260 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

Certified Public Accountants

Tampa Florida